EXHIBIT 99.1

FOR IMMEDIATE RELEASE	July 15, 2004
For more information contact:

Richard L. Browdy, President	Albert J. Finch, Chairman of the Board
(954) 452-9501	(954) 452-9501

OptimumBank Holdings Announces Strong Second Quarter Results

Plantation, FL.  (July 15, 2004).  OptimumBank Holdings, Inc. (NASDAQ:OPHC), holding company for  OptimumBank, reported net income of $391,626 or $.15 per share for the quarter ended June 30, 2004, a 117% increase over net income of $180,862 or $.07 per share reported for the prior year period.  Chairman of the Board, Albert Finch, said, “The Company’s growth strategy continues to positively affect our operating results and efficiency ratios.”

Company assets increased to $153.6 million at June 30, 2004, compared to $104.6 million at June 30, 2003, a 47% increase.  The Company’s net loan portfolio also increased 31% over June 30, 2003 balances, totaling $117.6 million at June 30, 2004.  Mr. Finch also mentioned, “Our bank has had no loan losses since opening for business, which is an exceptional record for a financial institution with over three years’ operating history.”

The Company expects continued growth this year with the bank’s three-branch structure and capital base of $15.8 million at June 30, 2004.  Richard L. Browdy, President, added, “Our current branch structure has growth potential, but we also envision future branch openings as opportunities arise in the lucrative Palm Beach and Martin County markets.”

The Company recently announced that it is seeking approval from its regulator, the Federal Reserve, to issue $7.0 million in pooled trust preferred securities, which can be counted as tier 1 regulatory capital.  Richard L. Browdy, President, noted, “The issuance of pooled trust preferred securities is an attractive, cost efficient method of capital funding without diluting our shareholders.”  The Company will downstream the proceeds to OptimumBank, which will allow the bank to maintain its current growth objectives.  With regulatory approval expected within 60 days, the Company plans to be part of a September 2004 pooled trust preferred offering.

OptimumBank offers retail banking, commercial banking and real estate lending services and products to individuals and businesses in Broward, Dade and Palm Beach Counties.  The bank also offers state-of-the-art internet banking services through its “OptiNet” internet banking website, located at www.optimumbank.com.

This press release may contain certain forward-looking statements, which are based on management's expectations regarding factors that may impact the Company's earnings and performance in future periods. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general economic conditions, war and terrorism, changes in interest rates, deposit flows, loan demand, real estate values and competition; the issuance or redemption of additional company equity or debt; changes in accounting principles, policies or guidelines, changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological facts affecting the Company's operations, pricing, products and services. Nothing contained herein constitutes an offer to sell or the solicitation of an offer to buy the Company's securities.